Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Vonage Holdings Corp.

Holmdel, New Jersey 07733

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-136773), Form S-3 (No. 333-154974) and Form S-8 (No. 333-136227) of Vonage Holdings Corp. (the “Company”) of our report dated February 16, 2011, relating to the consolidated financial statements, and our reports dated February 16, 2011 on the financial statement schedule and on the effectiveness of the Company’s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP

Woodbridge, New Jersey

February 16, 2011